                                                               EXHIBIT 1-A(5)(a)
KEMPER INVESTORS LIFE INSURANCE COMPANY
A Stock Life Insurance Company
1 Kemper Drive
Long Grove, Illinois 60049-0001                            [ZURICH KEMPER LOGO]
                                                                ZURICH
                                                                KEMPER

     Insured                                 Issue Age
     Policy Date                             Policy Number

     Initial Specified
     Amount








RIGHT TO CANCEL

This policy may be returned to us within       days of the time you receive it,
or 45 days after you complete the application for insurance, whichever is later. It may be mailed or delivered to us or to the agent who sold it. Upon our receipt, this policy will be deemed void from the beginning. The Cash Value of the policy plus any monthly deductions and any deductions made against premiums will be refunded within seven days of our receipt of a notice of cancellation and the return of this policy. This amount will be at least equal to the premiums paid.

On the Maturity Date, if the insured is living and this policy is in force, we will pay the Net Surrender Value to you. If the insured dies prior to the Maturity Date and this policy is in force, we will pay to the beneficiary the death benefit in force at the time of the insured's death. Payment made to you or to the beneficiary will be made subject to the terms of this policy.

This policy is issued in consideration of the attached application(s) and payment of the Initial Premium. The terms on this and the following pages are part of the policy.

Signed for the Kemper Investors Life Insurance Company at its home office in Long Grove, Illinois.


/s/ DEBRA P. REZABEK                                    /s/ GALE K. CARUSO


      Secretary                                          President

FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

NON-PARTICIPATING- NO ANNUAL DIVIDENDS

TO THE EXTENT ALLOCATIONS ARE MADE TO THE SUBACCOUNTS, THE CASH VALUE IS BASED ON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS AND MAY INCREASE OR DECREASE DAILY. THIS AMOUNT IS NOT GUARANTEED. THE AMOUNTS, OR DURATION OF THE DEATH BENEFIT MAY VARY UNDER THE CONDITIONS DESCRIBED IN THE DEATH BENEFIT AND TERMINATION PROVISIONS.

This policy is a legal contract between you and us.

READ YOUR POLICY CAREFULLY.

INDEX

                                                          PAGE NO.
Death Benefit Provisions                                       8
Definitions                                                    5
General Account Provisions                                    11
General Provisions                                           6-8
Non-Forfeiture Provisions                                     13
Policy Loan Provisions                                        15
Settlement Option Table                                       19
Settlement Provisions                                      17-18
Surrender Value Provisions                                    16
Transfer Provisions                                           14
Variable Account Provisions                                11-13
Withdrawal Provisions                                         15

Additional Benefits, if any, listed in the Policy Specifications are described in the additional benefit agreements that follow the Settlement Option Table.

                               POLICY SPECIFICATIONS

INSURED            JOHN DOE                        35        ISSUE AGE


POLICY DATE        FEBRUARY 1, 2000                KI8508521   POLICY NUMBER



INITIAL SPECIFIED  $250,000                       FEBRUARY 1, 2000  ISSUE DATE
AMOUNT


DEATH BENEFIT      A
OPTION

                               COVERAGE INFORMATION

                                 RATE
                                CLASS   COVERAGE    MATURITY OR      MONTHLY
BENEFIT DESCRIPTION            PERCENT   AMOUNT    EXPIRY DATE        RATE


FLEXIBLE PREMIUM VARIABLE LIFE*  100    250,000   FEBRUARY 1, 2065   PAGE D



*IT IS POSSIBLE THAT COVERAGE WILL EXPIRE PRIOR TO THE MATURITY DATE SHOWN
 IF PREMIUMS PAID AFTER THE INITIAL PREMIUM ARE INSUFFICIENT TO CONTINUE THE COVERAGE TO SUCH DATE. EVEN IF COVERAGE CONTINUES TO THE MATURITY DATE, THERE MAY BE NO NET CASH SURRENDER VALUE TO BE PAID ON THAT DATE. COVERAGE AMOUNT UNDER OPTION A IS THE SPECIFIED AMOUNT INCLUSIVE OF THE CASH VALUE.

                    PREMIUM INFORMATION

INITIAL PREMIUM                       $2,207.50

MONTHLY GUARANTEE PREMIUM             $137.92

GUARANTEE PERIOD                      10 YEARS

PLANNED PERIODIC PREMIUM              $2,207.50 ANNUAL


INSURED RATE CLASS                    PREFERRED NONTOBACCO


L-8521

                                                                   PAGE A

                             POLICY SPECIFICATIONS

INSURED             JOHN DOE                                35 ISSUE AGE


POLICY DATE         FEBRUARY 1, 2000                   KI8508521 POLICY NUMBER


DEDUCTION DAY                           DAY 01 OF EACH MONTH

DEDUCTION PERIOD                        65 YEARS, 00 MONTHS

MINIMUM SPECIFIED AMOUNT                $100,000

MINIMUM CHANGE IN SPECIFIED AMOUNT       $25,000

MINIMUM WITHDRAWAL AMOUNT                $500.00

PARTIAL WITHDRAWAL CHARGE                 $25.00


MONTHLY ADMINISTRATIVE CHARGE, YEAR 1     $10.00


PREMIUM CHARGES                             6.00%

INITIAL SURRENDER CHARGE               $3,090.00

                          SURRENDER CHARGE PERCENTAGE

     POLICY                POLICY                    POLICY
      YEAR     PERCENT      YEAR       PERCENT        YEAR      PERCENT
       1         100         6           80            11          0
       2         100         7           60            12          0
       3         100         8           45            13          0
       4         100         9           30            14          0
       5         100        10           15            15          0

       SEE YOUR POLICY FOR FURTHER INFORMATION ON THE SURRENDER CHARGE.


                         TABLE OF CASH VALUE CORRIDORS
   ATTAINED              ATTAINED            ATTAINED          ATTAINED
     AGE*      PERCENT     AGE*    PERCENT     AGE*    PERCENT    AGE*   PERCENT
    0-40         250        50       185        60       130      70       115
     41          243        51       178        61       128      71       113
     42          236        52       171        62       126      72       111
     43          229        53       164        63       124      73       109
     44          222        54       157        64       122      74       107
     45          215        55       150        65       120     75-90     105
     46          209        56       146        66       119      91       104
     47          203        57       142        67       118      92       103
     48          197        58       138        68       117      93       102
     49          191        59       134        69       116      94       101
                                                                  95+      100

*ATTAINED AGE IS THE AGE NEAREST BIRTHDAY AS OF THE BEGINNING OF THE POLICY
YEAR.


L-8521


                                                                          PAGE B

                             POLICY SPECIFICATIONS

INSURED           JOHN DOE               35            ISSUE AGE


POLICY DATE       FEBRUARY 1, 2000    KI8508521       POLICY NUMBER




SEPARATE ACCOUNT                                    INITIAL PREMIUM ALLOCATION

Alger American Balanced                                      10%
Alger American Growth                                        10%
Alger American Income & Growth                               10%
Alger American MidCap Growth                                 10%
The Dreyfus Socially Responsible Growth Fund, Inc.           10%
Dreyfus Stock Index Fund                                     10%
Dreyfus Capital Appreciation                                 10%
Dreyfus Small Cap                                             0%
Templeton Asset Allocation                                    0%
Templeton Bond                                                0%
Templeton Developing Markets                                  0%
Templeton International                                       0%
Fidelity VIP Equity-Income                                    0%
Fidelity VIP Growth                                           0%
Fidelity VIP High Income                                      0%
Fidelity VIP Overseas                                         0%
Janus Aspen Aggressive Growth                                 0%
Janus Aspen Balanced                                          0%
Janus Aspen Flexible Income                                   0%
Janus Aspen Growth                                            0%
Janus Aspen International Growth                              0%
Janus Aspen Worldwide Growth                                  0%
Scudder VLIF Capital Growth                                   0%
Scudder VLIF Growth and Income                                0%
Scudder VLIF International                                    0%
Kemper Government Securities                                  0%
Kemper Investment Grade Bond                                  0%
Kemper Money Market                                           0%
Kemper Small Cap Growth                                       0%
Kemper Total Return                                           0%
Kemper Value + Growth                                         0%

GENERAL ACCOUNT

FIXED ACCOUNT                                                30%

A MORTALITY AND EXPENSE RISK CHARGE IS ASSESSED DAILY ON THE SEPARATE ACCOUNT VALUE OF THIS POLICY. THIS CHARGE IS GUARANTEED NOT TO EXCEED 0.60% ANNUALLY. THE CURRENT CHARGE, ASSESSED ON A DAILY BASIS, IS 0.60% ANNUALLY.



L-8521


                                                                          PAGE C

                             POLICY SPECIFICATIONS


INSURED             JOHN DOE                                35   ISSUE AGE


POLICY DATE         FEBRUARY 1, 2000                 KI8508521   POLICY NUMBER



     TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1,000




ATTAINED                          ATTAINED                           ATTAINED
  AGE     NONTOBACCO    TOBACCO     AGE     NONTOBACCO    TOBACCO      AGE     NONTOBACCO    TOBACCO
   1       0.08921                  34       0.13428      0.20694      67        2.18573      3.67024
   2       0.08254                  35       0.14096      0.21947      68        2.41240      3.98025
   3       0.08171                  36       0.14764      0.23452      69        2.66044      4.31178
   4       0.07920                  37       0.15682      0.25375      70        2.94130      4.67926
   5       0.07503                  38       0.16684      0.27549      71        3.31274      5.08855
   6       0.07170                  39       0.17854      0.30058      72        3.63092      5.55641
   7       0.06669                  40       0.19107      0.32903      73        4.05839      6.08661
   8       0.06335                  41       0.20610      0.36251      74        4.54125      6.66861
   9       0.06169                  42       0.22115      0.39685      75        5.06274      7.31729
  10       0.06085                  43       0.23870      0.43623      76        5.61644      7.99178
  11       0.06419                  44       0.25625      0.47731      77        6.21386      8.68057
  12       0.07086                  45       0.27716      0.52428      78        6.83323      9.37272
  13       0.08254                  46       0.29974      0.57128      79        7.49615     10.08912
  14       0.09589                  47       0.32401      0.62251      80        8.22966     10.86205
  15       0.10757     0.13762      48       0.34996      0.67629      81        9.05444     11.71251
  16       0.11925     0.15599      49       0.37926      0.73685      82        9.99708     12.66751
  17       0.12844     0.17102      50       0.41025      0.79576      83       11.07331     13.73779
  18       0.13344     0.18021      51       0.44713      0.87495      84       12.26711     14.88655
  19       0.13845     0.18856      52       0.48968      0.95760      85       13.55590     16.07810
  20       0.14012     0.19274      53       0.53770      1.05216      86       14.91786     17.27456
  21       0.13929     0.19441      54       0.59311      1.15867      87       16.34412     18.45788
  22       0.13678     0.19190      55       0.65444      1.27212      88       17.80841     19.76998
  23       0.13428     0.18856      56       0.72254      1.39506      89       19.33266     21.08691
  24       0.13094     0.18438      57       0.79492      1.52245      90       20.94167     22.42852
  25       0.12677     0.17854      58       0.87327      1.65857      91       22.66794     23.82284
  26       0.12343     0.17352      59       0.96181      1.80005      92       24.57677     25.33221
  27       0.12176     0.17185      60       1.06060      1.95717      93       26.76406     27.31458
  28       0.12009     0.17018      61       1.17052      2.13431      94       29.63735     29.94248
  29       0.12009     0.17185      62       1.29584      2.33419      95       33.93111     33.93111
  30       0.12009     0.17519      63       1.43920      2.56130      96       41.27938     41.27938
  31       0.12259     0.18104      64       1.60154      2.81241      97       56.03985     56.03985
  32       0.12510     0.18689      65       1.78128      3.08515      98       83.33333     83.33333
  33       0.12927     0.19608      66       1.97512      3.37018      99       83.33333     83.33333


* THE GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES SHALL BE THE RATES SHOWN IN THE TABLE ABOVE MULTIPLIED BY THE APPROPRIATE RATE CLASS PERCENT. THIS PERCENT IS SHOWN ON PAGE 3 OF THE POLICY SPECIFICATIONS. THE RATES ACTUALLY CHARGED MAY BE REDUCED IN ACCORDANCE WITH THE COST OF INSURANCE RATE SECTION OF YOUR POLICY.


L-8521                                                                    PAGE D

DEFINITION SECTION

                    ACCUMULATION UNIT: An accounting unit of measure used to calculate the value of each subaccount.

                    CASH VALUE: The Cash Value of this policy is the sum of the subaccount values of the Separate Account plus the fixed account value and loan account value.

                    DEBT: The principal of any outstanding loan under this policy plus any loan interest due or accrued.

                    FUND: An investment company, or separate series thereof, in which the subaccounts of the Separate Account invest.

                    GENERAL ACCOUNT: Our assets other than those allocated to the Separate Account or any other Separate Account.

                    ISSUE AGE: The Insured's age as of his or her nearest birthday on the Policy Date.

                    MATURITY DATE: The Maturity Date is stated in the Policy Specifications. It is the policy anniversary nearest the insured's 100th birthday.

                    MONTHLY PROCESSING DATE: The Monthly Processing Date is stated in the Policy Specifications. It is the same day in each month as the Policy Date. It is the day from which policy months are determined.

                    MORTALITY AND EXPENSE RISK CHARGE: A charge deducted in the calculation of the accumulation unit value for the assumption of mortality risks and expense guarantees.

                    NET SURRENDER VALUE: The Net Surrender Value of this policy is the Surrender Value on the date of surrender minus any debt.

                    POLICY DATE, POLICY YEAR: The Policy Date is stated in the Policy Specifications. It is used to determine Policy Years and Monthly Processing Dates. Subsequent Policy Years will start on anniversaries of the Policy Date.

                    PREMIUM: A dollar amount received by us in U.S. Currency as consideration for the benefits to be provided under this policy.

                    PREMIUM CHARGES: The percentage of premium charges that are deducted from the premium before the premium is allocated to the subaccounts or the fixed account.

                    SEPARATE ACCOUNT: A unit investment trust registered with the Securities and Exchange Commission under the Investment Company Act of 1940 known as the KILICO Variable Separate Account.

                    SEPARATE ACCOUNT VALUE: On any Valuation Date the separate account value of this policy is the sum of its subaccount values.

                    SUBACCOUNTS: The Separate Account has several subaccounts. The subaccounts available under this policy are stated in the Policy Specifications.

                    SUBACCOUNT VALUE: Each subaccount will be valued separately as determined by the formula stated in this policy.

                    SURRENDER VALUE: The Surrender Value of this policy is the Cash Value on the date of surrender minus any applicable surrender charge.

                    TRADE DATE: The Trade Date is 30 days following the date all requirements for coverage have been completed by you and coverage under the policy is recorded by us as inforce. It is the date that the money market subaccount value will be allocated to the subaccounts and the fixed account according to your allocation.

                    VALUATION DATE: Each business day on which valuation of the assets of the Separate Account is required by applicable law, which currently is each day that the New York Stock Exchange is open for trading.

                    VALUATION PERIOD: The period that starts at the close of a Valuation Date and ends at the close of the next succeeding valuation date.

                    WE, OUR, OURS, US: Kemper Investors Life Insurance Company

                    YOU, YOUR, YOURS: The party(ies) named as owner in the application unless later changed as provided in this policy.

                                                                          Page 6
GENERAL PROVISIONS

THE CONTRACT                    This policy, the attached application and any
                                supplemental application(s) form the entire contract. All statements made in the application and any supplemental application(s) are representations and not warranties unless fraud is involved. In addition to other reasons permitted by law, the validity of this policy can be contested if any material misrepresentations of fact are made in the application, a supplementary application or a request. No statement will void this policy or be used to deny a claim unless it is contained in an attached application or supplemental application.

MODIFICATION OF POLICY          Only our president, secretary or assistant
                                secretaries have power to approve a change in or waive the provisions of this policy. No agent or person other than such officers can change or waive the terms of this policy.

OWNERSHIP OF POLICY             Unless otherwise provided in the application,
                                the insured is the original policy owner. You have the exclusive right to cancel or amend this policy by agreement with us and exercise every option and right conferred by this policy, including the right of assignment. We reserve the right to require the return of this policy for endorsement for any change.

CHANGE OF OWNERSHIP             Ownership may be changed during the lifetime of
                                the insured by written notice from you in a form satisfactory to us. After we receive written notice at our home office, the change will take effect as of the date the notice was signed. The change, however, will not apply to any payment made or action taken by us before the notice was received and recorded.

EFFECTIVE DATE OF COVERAGE      The effective date of coverage under this policy
                                is the Policy Date. The Issue Date is the same date as the Policy Date unless a different Issue
                                Date is stated in the Policy Specifications.
                                Incontestability and suicide periods are measured from the Issue Date.

TERMINATION                     All coverage under this policy terminates when
                                any one of the following events occurs: 1. you request that coverage terminate; 2. the insured dies; 3. this policy matures; or 4. the grace period ends.

CONTESTABILITY                  This policy will be incontestable after it has
                                been in force during the lifetime of the insured for two years from the Issue Date.

                                A new two year contestability period will apply to each increase in insurance beginning with the effective date of each increase and will apply only to statements made in the application for the increase.

                                If the policy is reinstated, a new two year contestability period will apply from the effective date of the reinstatement and will apply only to statements made in the application for the reinstatement.

MISSTATEMENT OF AGE AND/OR SEX  If the age and/or sex of the insured was misstated, the death benefit will be adjusted based on what the cost of insurance charged for the most recent Monthly Processing Date, prior to the insured's death, would have purchased using the correct age and/or sex.

SUICIDE If the insured dies by suicide, while sane or insane, within two years from the Issue Date, the death benefit proceeds will be limited to the premiums paid less any withdrawals and Debt.

                                If the insured dies by suicide, while sane or insane, within two years of any increase in insurance, or any reinstatement, our total liability with respect to such increase or reinstatement will be the cost of insurance.

DUE PROOF OF DEATH              Upon the death of the insured, written proof of
                                death in the form of a certified copy of the death certificate, a written physician's statement or any other proof satisfactory to us is required within sixty days of such death or as soon thereafter as is reasonably possible.

BENEFICIARY DESIGNATION         The original beneficiary is named in the
AND CHANGE OF BENEFICIARY       application for this policy. If a beneficiary is
                                not named, the original beneficiary is the estate of the insured. You may change the beneficiary by filing a written change with us subject to the following:

                                1. The change must be filed during the insured's
                                   lifetime;

                                2. This policy must be in force at the time a
                                   change is filed;

                                3. Such change must not be prohibited by the
                                   terms of an existing: assignment, beneficiary designation, or other restriction;

                                4. Such change will take effect when we receive
                                   and record it at our home office;

                                5. After we receive and record the request,the
                                   change will take effect as of the date the request for change was signed; however, action taken by us before such request was received and recorded will remain valid, and



                                6. The request for change must provide
                                   information to identify the new beneficiary.

DEATH OF BENEFICIARY            The interest of a beneficiary who dies before
                                the insured will pass to the other
                                beneficiaries, if any, share and share alike, unless otherwise provided in the beneficiary designation. If no beneficiary survives the insured, the proceeds of this policy will be paid to the insured's estate.

                                If a beneficiary dies within ten days of the insured's death, proceeds of this policy will be paid as if the insured had survived that beneficiary.

ASSIGNMENT                      No assignment of this policy is binding on us
                                until it is received by us at our home office.
                                We assume no responsibility for the validity of any assignment. Any claim under an assignment is subject to proof of the extent of the interest of the assignee. Your rights and the rights of the beneficiary are subject to the rights of the assignee of record.

NON-PARTICIPATING               This policy will not pay dividends. It will not
                                participate in any of our surplus earnings.

REPORTS At least once each Policy Year we will send you a report. The report will show the premiums paid, investment experience and charges made since the last report. The report will also show the current death benefit and Cash Value as well as any other information required by statute.

RESERVES, CASH VALUE            All reserves are greater than or equal to those
AND DEATH BENEFIT               required by statute. Any Cash Value and death
                                benefit available under this policy are at least equal to the minimum benefits required by the statutes of the state in which this policy is delivered.

BASIS OF COMPUTATIONS           A detailed statement of the method of
                                computation of Cash Value under this policy has been filed with the insurance department of the state in which this policy is delivered. The
                                1980 Commissioner's Standard Ordinary Smoker and
                                Nonsmoker Mortality Tables, age nearest
                                birthday, is the basis for minimum Surrender
                                Values, death benefits and guaranteed maximum cost of insurance rates under this policy.

TAX TREATMENT                   This policy is intended to qualify as a life
                                insurance policy under the Internal Revenue Code
                                ("Code"). We may return premiums which would disqualify the policy from tax treatment as a life insurance policy. This policy may be endorsed to reflect any change in the Code and its regulations or rulings. You will receive a copy of any such endorsement.

                                Currently, no charges are made against the Separate Account for federal, state or other taxes that may be attributed to the Separate Account. We may in the future, however, impose charges for federal income taxes attributed to the Separate Account. Charges for other taxes, if any, attributed to this policy may also be made.

EXCHANGE OF PLAN                At any time during the first two years after the
                                Issue Date, you may exchange this policy for a permanent fixed benefit life insurance policy on the life of the Insured offered by the Company or any of its affiliates. The Face Amount of the new policy may be either the death benefit as of this policy's Policy Date or this policy's net amount at risk on the date of exchange. The new policy will have the same policy date, issue age and rate classification as this policy. If this policy has benefit riders in force on the date of exchange, each such rider may be included in the new policy if it is available with the new policy at the Insured's then age. Any debt under this policy must be repaid prior to exchange. This policy must be surrendered. Surrender charges will not be imposed. Evidence of insurability will not be required. Your request for an exchange must be in writing.

                                An equitable adjustment in the new policy's premium and cash value will be made to reflect variances, if any, in the premiums and values under this policy and the new policy.

DEATH BENEFIT PROVISIONS

DEATH BENEFIT                   The death benefit is based on the Specified
                                Amount, the Death Benefit Option and the Table of Death Benefit Factors applicable at the time of death. The Initial Specified Amount, the
                                Death Benefit Option and the Table of Death
                                Benefit Factors are shown in the Policy
                                Specifications.

                                The Specified Amount is the Initial Specified Amount shown on the Policy Specifications, unless changed in accordance with the Changes provision or reduced by a cash withdrawal.

SPECIFIED AMOUNT                The Death Benefit Option is shown on the Policy
                                Specifications, unless changed in accordance with the Changes provision.

DEATH BENEFIT OPTION            If Option A is in effect, the death benefit is
                                the greater of:

                                1. the Specified Amount; or

                                2. the Table of Death Benefit Factors times the Cash value of this policy on the date of the insured's death.

                                If Option B is in effect, the death benefit is the greater of:

                                1. the Specified Amount plus the Cash Value of this policy on the date of the insured's death; or

                                2. the Table of Death Benefit Factors times the Cash Value of this policy on the date of the insured's death.

CHANGES You may change the Death Benefit Option after the first Policy Year. We may require evidence of insurability before we accept a change from Option A to Option B. The Specified Amount will be changed as follows:

                                1. If the change is from Option A to Option B, the Specified Amount after such change will be:

                                a. the Specified Amount prior to such change; minus

                                b. the Cash Value on the date of the change.

                                2. If the change is from Option B to Option A, the Specified Amount after such change will be:

                                a. the Specified Amount prior to such change;
                                plus

                                b. the Cash Value on the date of the change.

                                You may increase the Specified Amount after the first Policy Year and prior to the insured's attained age 80. You may also decrease the Specified Amount after the first Policy Year. The change is subject to the following:

                                1. Any such decrease will reduce the insurance in the following order:

                                a. the most recent increase first;

                                b. any other increases in the reverse order in which they occurred; and

                                c. finally, against the Initial Specified
                                Amount.

                                2. Any request for an increase must be
                                applied for on a supplemental application.

                                The request for a change must be in writing. No more than one change will be allowed in any Policy Year. The minimum change in Specified Amount is shown in the Policy Specifications. The change will be effective on the first Monthly Processing Date on or after the day we receive the request. No changes will be allowed if the resulting Specified Amount would be less than the lesser of the Initial Specified Amount or the Minimum Specified Amount or if this policy would be disqualified as life insurance under the Code. The Initial Specified Amount and the Minimum Specified Amount are shown on the Policy Specifications.

PAYMENT OF THE                  Death Benefits will be paid following receipt by
DEATH BENEFIT                   us at our home office of due proof that the
                                insured died while this policy was in force. The death benefit will be determined based upon the date of death. The return of this policy is required before a payment is made.

                                The death benefit proceeds will be equal to:

                                1. the death benefit; minus

                                2. any monthly deductions due during the grace period; minus

                                3. any Debt.


PREMIUM PROVISIONS

INITIAL PREMIUM                 The Initial Premium is shown in the Policy
                                Specifications. It is payable to us or to an authorized agent on or before delivery of this policy.

ADDITIONAL PREMIUMS             The amount and frequency of Planned Periodic
                                Premium are shown on the Policy Specifications.
                                The amount and frequency can be changed upon request, subject to our approval.

                                While this policy is in force, additional premiums may be paid at any time prior to the Maturity Date. We reserve the right to limit or refund any premium if:

                                1. the amount of the premium is below our current minimum premium amount requirement;

                                2. the premium would increase the death benefit by more than the amount of premium; or

                                3. the premium would disqualify the policy as life insurance under the Code.

NET PREMIUMS                    The net premium equals the premium paid less the
                                premium charges shown in the Policy
                                Specifications.

PREMIUM ALLOCATION              The Initial Premiums will be allocated to the
                                money market subaccount. On the first Valuation
                                Date on or following the Trade Date, the money market subaccount value will be allocated to the subaccounts and the fixed account in accordance with the initial premium allocation as shown in the Policy Specifications. Any net premiums received after the Trade Date will be allocated to the subaccounts and the fixed account on the first Valuation Date on or following the date the premium is received in our home office in accordance with the Initial Premium allocation as shown in the Policy Specifications.

                                The premium allocation shown in the Policy
                                Specifications may be changed by you. The request for an allocation change must be in writing.

GRACE PERIOD                    If the Net Surrender Value on the day
                                immediately preceding a Monthly Processing Date is less than the monthly deduction for the next month, a grace period of 61 days will be allowed for the payment, without evidence of insurability, of premium payment or loan repayment equal to at least three monthly deductions.

                                This grace period will begin on the day we mail notice of the required payment to your last known address.

                                If payment is not received within the grace period, all coverage under this policy will terminate at the end of the grace period in accordance with the nonforfeiture provisions. If death of the insured occurs within the grace period, any amount payable will be reduced by any unpaid monthly deductions.

                                During the Guarantee Period, the policy will remain in force and no grace period will begin provided the total premiums received, less any withdrawals and any Debt, equals or exceeds the Monthly Guarantee Premium times the number of months since the Policy Date, including the current month. The Guarantee Period and Monthly Guarantee Premium are shown in the Policy Specifications.

REINSTATEMENT                   If this policy lapses because of insufficient
                                Cash Value to cover the monthly deduction, and has not been surrendered for its Net Surrender
                                Value, it may be reinstated at any time within three years after the date of lapse. The reinstatement is subject to:

                                1. receipt of evidence of insurability
                                satisfactory to us;

                                2. payment of enough premium to pay the unpaid monthly deductions due during the last expired grace period;

                                3. payment of a minimum premium sufficient to keep this policy in force for three months; and

                                4. payment of any Debt against the policy which existed at the date of termination of coverage.

                                The effective date of reinstatement of a policy will be the Monthly Processing Date that coincides with or next follows the date the application for reinstatement is approved by us.

                                The suicide and incontestability provisions will apply from the effective date of reinstatement.

GENERAL ACCOUNT PROVISIONS

GENERAL ACCOUNT                 The guaranteed benefits under this policy are
                                provided through our General Account. The fixed account is the only account available to you in our General Account.

FIXED ACCOUNT                   The fixed account is credited with interest
                                rate(s) which will not be less than the
                                guaranteed minimum interest rate. The guaranteed minimum interest rate is 3.00% per year compounded daily at the daily equivalent of a 3.00% annual effective rate.

                                We may declare from time to time a current rate which is higher than the guaranteed minimum interest rate. Each current interest rate will be guaranteed until the next policy anniversary.

                                On each policy anniversary, we will also declare current interest rate(s) which will apply to net premiums previously received, and the interest thereon. These interest rate(s) will be guaranteed until the next policy anniversary.

FIXED ACCOUNT VALUE             On any Valuation Date, the fixed account value
                                is equal to:

                                1. the sum of all net premiums allocated to the fixed account; plus

                                2. any amounts transferred to the fixed account; plus

                                3. the total interest credited to the fixed account; minus

                                4. any pro-rata monthly deductions charged to the fixed account; minus

                                5. any amounts transferred from the fixed account; minus

                                6. any amounts withdrawn from the fixed account; minus

                                7. any amounts loaned from the fixed account.

VARIABLE ACCOUNT PROVISIONS

SEPARATE ACCOUNT                The variable benefits under this policy are
                                provided through the KILICO Variable Separate
                                Account which is referred to in this policy as the "Separate Account". The Separate Account is registered with the Securities and Exchange
                                Commission as a unit investment trust under the Investment Company Act of 1940. It is a separate investment account maintained by us into which a portion of our assets have been allocated for this policy and may be allocated for certain other policies.

LIABILITIES OF                  The assets equal to the reserves and other
SEPARATE ACCOUNT                liabilities of the Separate Account will not be
                                charged with liabilities arising out of any other business we may conduct. If the assets of the Separate Account exceed the liabilities under the policies supported by the Separate
                                Account, then the excess may be used to cover the liabilities of our General Account. The assets of the Separate Account will be valued on each Valuation Date.

SUBACCOUNT VALUE                On any Valuation Date, the subaccount value in a
                                subaccount equals:

                                1. the subaccount value on the previous
                                Valuation Date multiplied by the investment experience factor for the end of the current Valuation Period; plus

                                2. any net premiums received and allocated to the subaccount during the current Valuation Period; plus

                                3. any amounts transferred to the subaccount during the current Valuation Period; minus

                                4. the pro-rata portion of any monthly deduction charged to the subaccount when the Valuation Period includes a Monthly Processing Date; minus

                                5. any amounts transferred from the subaccount during the current Valuation Period; minus

                                6. any amounts withdrawn from the subaccount during the current Valuation Period; minus

                                7. any amounts loaned from the subaccount during the Valuation Period.

FUND Each subaccount of the Separate Account will buy shares of an investment company or of a separate series of an investment company offered as an investment alternative under the policy. The Funds are registered under the Investment Company Act of 1940 as open-end management investment companies. Each series of a Fund represents a separate investment portfolio which corresponds to one of the subaccounts of the Separate Account.

                                If we establish additional subaccounts each new subaccount will invest in a new series of a Fund or in shares of an investment company. We may also add and/or substitute other investment companies.

CHANGE OF INVESTMENT ADVISER    Unless otherwise required by law or
OR INVESTMENT OBJECTIVES        regulation, the investment adviser
                                or any investment objective may not be changed without our consent. Any investment objective will not be materially changed unless a statement of the change is filed with and approved by the Insurance Commissioner of the State of Illinois. If required, approval of or change of any investment objective will be filed with the insurance department of the state where this policy is delivered.


RIGHTS RESERVED BY US           We reserve the right, subject to compliance
                                with the law as currently applicable or
                                subsequently changed:

                                1. to operate the Separate Account in any form permitted under the Investment Company Act of 1940 or in any other form permitted by law;

                                2. to take any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940 or to comply with any other applicable law;

                                3. to transfer any assets in any subaccount to another subaccount or to one or more separate accounts, or our General Account; or to add, combine or remove subaccounts in the Separate Account;

                                4. to delete the shares of any of the portfolios of the Funds or other open-end investment company and to substitute, for the Funds shares held in any subaccount, the shares of another portfolio of the Funds or the shares of another investment company or any other investment permitted by law; and

                                5. to change the way we assess charges, but without increasing the aggregate amount beyond that currently charged to the Separate Account and the Funds in connection with the policies.

                                When required by law, we will obtain your approval of such changes and the approval of any regulatory authority.

ACCUMULATION UNIT VALUE         Each subaccount has an accumulation unit value.
                                For each subaccount the accumulation unit value was initially set at the same unit value as the net asset value of a share of the underlying portfolio. When premiums or other amounts are allocated to a subaccount, a number of units are purchased based on the subaccount's accumulation unit value at the end of the Valuation Period during which the allocation is made. When amounts are transferred out of or deducted from a subaccount, units are redeemed in a similar manner.

                                The accumulation unit value for each subsequent Valuation Period is the investment experience factor for that period multiplied by the accumulation unit value for the immediately preceding period. The accumulation unit value for a Valuation Period applies to each day in such period. The number of accumulation units will not change as a result of investment experience.

INVESTMENT EXPERIENCE FACTOR    Each subaccount has its own investment
                                experience factor. The investment experience of the Separate Account is calculated by applying the investment experience factor to the Cash
                                Value in each subaccount during a Valuation
                                Period.

                                The investment experience factor of a
                                subaccount for a Valuation Period is determined by dividing 1. by 2. and subtracting 3. from the result, where:

                                1. is the net result of:

                                a. the net asset value per share of the
                                investment held in the subaccount determined at the end of the current Valuation Period; plus

                                b. the per share amount of any dividend or capital gain distributions made by the investments held in the subaccount, if the "ex-dividend' date occurs during the current Valuation Period; plus or minus

                                c. a charge or credit for any taxes reserved for the current Valuation Period which we determine to have resulted from the investment operations of the subaccount;

                                2. is the net asset value per share of the investment held in the subaccount, determined at the end of the last prior Valuation period; and

                                3. is the factor representing the Mortality and Expense Risk Charge.


NONFORFEITURE PROVISIONS

CASH VALUE                      The Cash Value of this policy is equal to the
                                sum of the subaccount values plus the fixed account value plus the loan account value.

MONTHLY DEDUCTION               On each Monthly Processing Date, a monthly
                                deduction will be made equal to the sum of the following:

                                1. the monthly cost of insurance charge for this policy; plus

                                2. the monthly charge for any supplemental benefits and riders; plus

                                3. the monthly administration charge.

                                The monthly deduction will be deducted from the subaccounts and the fixed account in proportion to the value that each account bears to the separate account value plus the fixed account value.

COST OF INSURANCE               The cost of insurance is determined on each
                                deduction day.

                                1. The cost of insurance for the Initial
                                Specified Amount equals a. times the result of
                                b. minus c., where:

                                a. is the monthly Cost of Insurance rate per 1,000 for the Initial Specified monthly Amount;

                                b. is the death benefit less any increases in Specified Amount divided by 1.0024663; and

                                c. is the Cash Value applicable to the Initial Specified Amount.

                                2. The cost of insurance for each increase in the Specified Amount equals a. times the result of b. minus c., where:

                                a. is the monthly Cost of Insurance rate per 1,000 for each increase monthly in the Specified Amount;

                                b. is the amount of the increase in the
                                Specified Amount divided by 1.0024663; and

                                c. is the Cash Value applicable to the increased Specified Amount.

COST OF INSURANCE RATE          The monthly cost of insurance rate is based on
                                the insured's sex, Issue Age, and Rate Class.
                                The cost of insurance rate will also vary by Policy Year. The monthly cost of insurance rate will be determined by us based on our expectations as to future mortality experience.

                                Any change in the cost of insurance rates will apply to all individuals of the same sex, Issue Age, Rate Class and Policy Year. At no time will such rate ever be greater than those shown in the Table of Guaranteed Maximum Monthly Cost of Insurance Rates, shown in the Policy Specifications, multiplied by a Rate Class percent. These rates are based on the 1980 Commissioner's Standard Ordinary Smoker or Nonsmoker Mortality Tables, age nearest birthday.


SUPPLEMENTAL BENEFITS           The monthly charges for any supplemental
AND RIDERS                      benefits and riders are shown on the Policy
                                Specifications.



ADMINISTRATION CHARGE           The monthly administration charge is shown on
                                the Policy Specifications. The monthly
                                administration charge for subsequent policy years may vary, but will not be greater than $7.50.

INSUFFICIENT CASH VALUE            This policy will terminate as provided in the
                                   grace period provision if the Net Surrender
                                   Value on the date immediately preceding a Monthly Processing Date is:

                                   1. insufficient to cover the monthly
                                   deduction for the month following such
                                   Monthly processing Date; and.

                                   2. no premium payment or loan payment
                                   sufficient to cover at least three monthly deductions is received before the end of the grace period.

                                   Any deduction for the cost of insurance or other benefits and riders after termination, of insurance will not be considered a reinstatement of this policy or a waiver by us of the termination.

TRANSFER PROVISIONS

TRANSFERS                          You may transfer all or part of the value of
                                   each subaccount at any time to another
                                   subaccount subject to the following
                                   conditions:

                                   1. transfers are not permitted until after the Trade Date. Thereafter, one transfer will be permitted in each fifteen day period. All transfers which occur during one business day will be considered a transfer;

                                   2. the minimum amount which may be
                                   transferred is $500.00 or, if smaller, the remaining value of this policy's interest in a subaccount; and

                                   3. no partial transfer will be made if your remaining subaccount value will be less than $500.00 after such transfer unless this policy's interest in such subaccount is eliminated by means of such transfer.

                                   You may also transfer all or part of the fixed account value to any subaccount subject to the following conditions:

                                   1. transfers are not permitted until after the Trade Date. Thereafter, one transfer will be permitted in each Policy Year during the thirty days that follow a policy anniversary;

                                   2. the minimum amount which may be
                                   transferred is $500.00 or, if smaller, the remaining fixed account value; and

                                   3. no partial transfer will be made if your remaining fixed account value will be less than $500.00 after such transfer unless this policy's fixed account value is eliminated by means of such transfer.

                                   We reserve the right at any time and without prior notice to any party to terminate, suspend or modify the transfer provision described above. We also reserve the right to charge up to $25 for each transfer.

                                   Any transfer direction must clearly specify the amount which is to be transferred and the names of the accounts which are to be affected. A telephone transfer direction will be honored by us only if a properly executed telephone transfer authorization is on file with us, and if such transfer direction complies with the authorization's conditions and our administrative procedures.

WITHDRAWAL PROVISIONS


WITHDRAWAL                         Cash withdrawals may be made any time after
                                   the first Policy Year. The minimum withdrawal amount is shown on the Policy Specifications.
                                   The maximum withdrawal is limited to 10% of the Net Surrender Value during the surrender charge period. There is a charge for each withdrawal. The withdrawal charge is also shown on the Policy Specifications. You must Specify the accounts from which the withdrawal is to be made.


EFFECT OF A WITHDRAWAL             The Cash Value will be reduced by the amount
                                   of the withdrawal. If Death Benefit Option A is in effect, the Specified Amount will also be reduced by the amount of the withdrawal.


POLICY LOAN PROVISIONS

POLICY LOANS                       Policy Loans may be made any time after the
                                   first policy year. We will lend up to a
                                   maximum loan amount of 90% of Surrender
                                   Value. The amount of any new loan may not exceed the maximum loan amount less Debt on the date the loan is granted.


                                   Preferred Loans may be made anytime after the 1st policy year. We will lend an amount up to the earnings in the policy each year less any Debt.


                                   The minimum amount of any loan is $500. On the date the loan is made, an amount equal to the loan will be transferred from the subaccounts and the fixed account to the loan account held in the General Account until the loan is repaid. Unless directed otherwise, the loaned amount will be deducted from the subaccounts and the fixed account in proportion to the values that each account bears to the separate account value plus the fixed account value.

                                   Should the Debt equal or exceed the Surrender Value, this policy will terminate 61 days after notice has been mailed to you at your last known address.

                                   Cash Values derived from premium received by us in the form of a check or draft will not be available for loans until 30 days after deposit of such check or draft.

POLICY LOAN INTEREST               The loan interest rate will be 4.50% for all
                                   loans except preferred loans. Preferred loan interest rate will be 3%. Interest will be compounded daily at the daily equivalent of the above annual interest rates. Interest not paid will be charged on a daily basis and will be added to the Debt on this policy and bear interest at the same rate.

                                   During the existence of a loan, the loan account value will earn 3.00% per year. Interest will be earned on a daily basis and will be added to the loan account.

POLICY LOAN REPAYMENT              A Debt may be repaid in full or in part at
                                   any time while this policy is in force.

                                   As Debt is paid, the loan account value equal to the amount of repayment which exceeds the difference between interest due and interest earned will be allocated to the subaccounts and the fixed account according to the then current premium allocation instructions.

EFFECT OF POLICY LOANS             The Debt on this policy, along with the
                                   surrender charge, will reduce the amount of Cash Value payable upon surrender. The Debt on this policy will also reduce the amount of Cash Value available for withdrawal. The death benefit payable to the beneficiary upon the death of the insured will also be reduced by the amount of Debt.

                                                                         Page 16
SURRENDER VALUE PROVISIONS


SURRENDER                          This policy may be surrendered for its Net
                                   Surrender Value upon written request by you and return of the policy to us at our home office. The request must be made during the lifetime of the insured and while this policy is in force. The return of the policy is required before the Net Surrender Value is paid.

                                   Payment of the Net Surrender Value will
                                   discharge us from our obligations under this policy. A surrender may subject the amount surrendered to a surrender charge.

                                   We will pay the Net Surrender Value of this policy to you on the Maturity Date if the insured is living and this policy is in force.


SURRENDER CHARGE                   The surrender charge period for this policy
                                   is the first 10 Policy Years after the Policy
                                   Date and 10 Policy Years after the effective date of any increase in the Specified Amount.
                                   During this period a surrender charge will be assessed if this policy is surrendered or if the Net Surrender Value is applied for under a settlement option.


                                   1. The amount of the surrender charge for the Initial Specified Amount will be the product of a. times b., where:

                                   a. is the surrender charge percentage for the applicable Policy Year, as shown in the Policy Specifications; and

                                   b. is the Initial Surrender Charge as shown in the Policy Specifications.

                                   2. The amount of the surrender charge for each increase in the Specified Amount will be the product of a. times b. where:

                                   a. is the surrender charge percentage for the applicable Policy Year, as shown in the Policy Specifications; and

                                   b. is the Surrender Charge for the increase in the Specified Amount as shown in the endorsement reflecting the increase.




                                   The surrender charge is the sum of the
                                   amounts determined in 1. and 2. above. The surrender charge will not be reduced by any decrease in the Specified Amount.


TRANSFER, WITHDRAWAL, LOAN
AND SURRENDER PROVISIONS           A transfer, withdrawal, loan or surrender
                                   will be effective at the end of the Valuation
                                   Period following a telephone transfer
                                   direction or receipt by us at our home office of a written request which contains all required information.



                                   Accumulation units will be redeemed to the extent necessary to achieve the dollar amount of the transfer, withdrawal, loan or surrender. The accumulation units credited in each subaccount will be reduced by the number of accumulation units redeemed. The reduction in the number of accumulation units will be determined on the basis of the accumulation unit value at the end of the Valuation Period during which the request containing all required information is received by us. An amount withdrawn, loaned or surrendered from the subaccounts will be paid within seven calendar days after the date proper written election is received by us unless: 1. the New York Stock Exchange is closed (other than customary weekend and holiday closings); 2. trading in the markets normally utilized is restricted, or an emergency exists as determined by the Securities and Exchange Commission, so that disposal of investments or determination of the valuation unit is not reasonable practicable; or 3. such other periods as defined by the Securities and Exchange Commission for the protection of owners.

TRANSFER, WITHDRAWAL, LOAN AND
SURRENDER PROVISIONS (CONTINUED)   If the withdrawal, loan or surrender is to
                                   be made from the fixed account, we may defer the payment for a period permitted by law, but not more than six months after the written request is received by us. During the period of deferral, interest at the then current interest rate will continue to be credited to the fixed account value.


SETTLEMENT PROVISIONS


SETTLEMENT OPTIONS                 Instead of our paying all of the death
                                   benefit or Net surrender Value of this policy due in one sum, amounts may be applied under one of the following settlement options.

                                   Payments under these options will not be affected by the investment experience of any Separate Account after proceeds are applied under a settlement option.

                                   Payments must be made to a natural person in his own right, referred to below as "payee". Payment will be made as elected on a monthly, quarterly, semi-annual or annual basis.

                                   The option selected must result in a payment that is at least equal to our minimum payment, according to our rules in effect at the time the settlement option is chosen. If at any time the payments are less than the minimum payment, we have the right to increase the period between payments to quarterly, semi-annual or annual or to make the payment in one lump sum so that the payment is at least equal to our minimum payment.

ELECTION OF SETTLEMENT OPTION      Election of a settlement option may be made
                                   by written notice to us. The election may be made:

                                   1. by you during the lifetime of the insured;

                                   2. by the beneficiary if no election made by you is in effect at the time of the death of the insured; or

                                   3. by the beneficiary if you reserve the right for the beneficiary to change an election upon the death of the insured. Such change must be made prior to the first settlement option payment.

                                   An election in effect during the lifetime of the insured will be revoked by a subsequent change of beneficiary or an assignment of this policy, unless provided otherwise.

GENERAL CONDITIONS                 The Net Surrender Value will be used to
                                   determine the monthly benefit payment. The monthly benefit payment will be based upon the settlement option elected in accordance with the appropriate Settlement Option Table.

                                   OPTION 1 - FIXED INSTALLMENT ANNUITY We will pay a monthly income for the period elected but not less than 5 years nor more than 30 years.

                                   OPTION 2 - LIFE ANNUITY  We will pay a
                                   monthly income to the payee during the
                                   payee's lifetime.

                                   OPTION 3 - LIFE ANNUITY WITH INSTALLMENTS
                                   GUARANTEED We will pay a monthly income for the Guaranteed Period elected and thereafter for the remaining lifetime of the payee. The period elected may be 5, 10, 15 or 20 years.

                                   OPTION 4 - JOINT AND SURVIVOR ANNUITY We will pay the full monthly income while both payees are living. Upon the death of either payee, the income will continue during the lifetime of the surviving payee. The surviving payee's income will be the percentage of such full amount chosen at the time of election of this option. The percentages available are 50%, 66 2/3%, 75% and 100%.

                                   OTHER SETTLEMENT OPTIONS May be available with our consent.

SUPPLEMENTARY CONTRACT             A supplementary contract will be issued to
                                   reflect payments to be made under a
                                   settlement option. If settlement is a result of the death of the insured, its effective date will be the date of death. Otherwise its effective date will be the date chosen by you.


DATE OF FIRST PAYMENT              Interest under the settlement options will
                                   begin to accrue on the effective date of the supplementary contract. If the normal effective date is the 29th, 30th or 31st of the month, the effective date will be the 28th day of that month.


EVIDENCE OF AGE, SEX               We may require satisfactory evidence of the
AND SURVIVAL                       age and sex of any person on whose life the
                                   income is to be based and the continued
                                   survival of any person on whose life the income is based.

BASIS OF SETTLEMENT OPTIONS        The guaranteed monthly payments are based on
                                   an interest rate of 2.50% per year and, where mortality is involved the "1983 Table A" individual mortality table developed by the society of Actuaries, with a 5 year setback.


DISBURSEMENT OF FUNDS              At the death of the payee any unpaid
UPON DEATH OF PAYEE                instalments will be paid in one lump sum to
UNDER OPTIONS 1 OR 3               the estate of the payee, unless otherwise
                                   provided in the supplementary agreement. The lump sum will be equal to the commuted value of the remaining instalments, based upon a minimum interest rate of not less than 2.50%.

PROTECTION OF BENEFITS             Unless otherwise provided in the
                                   supplementary contract the payee may not: 1.
                                   commute; 2. anticipate; 3. assign; 4.
                                   alienate; or 5. otherwise encumber, any
                                   payment to be received.

CREDITORS                          The proceeds of the policy and any payment
                                   under an option will be exempt from the claim of creditors and from legal process to the extent permitted by law.

                            SETTLEMENT OPTION TABLE

           AMOUNT OF MONTHLY PAYMENT FOR EACH $1,000 OF VALUE APPLIED

OPTION ONE - FIXED INSTALMENT ANNUITY



 Number                       Number                            Number                      Number
of years      Monthly       of years       Monthly             of years      Monthly       of years      Monthly
selected      Payment       selected       Payment             selected      Payment       selected      Payment
----------------------------------------------------------------------------------------------------------------
    5          17.69           12            8.01                 19           5.48           26           4.33
    6          14.92           13            7.48                 20           5.27           27           4.22
    7          12.94           14            7.03                 21           5.08           28           4.11
    8          11.46           15            6.64                 22           4.90           29           4.02
    9          10.31           16            6.29                 23           4.74           30           3.92
   10           9.39           17            5.99                 24           4.59
   11           8.64           18            5.72                 25           4.46
---------------------------------------------------------------------------------------------------------------


OPTIONS TWO AND THREE - LIFE ANNUITY WITH INSTALMENTS GUARANTEED:


Age of                    MONTHLY PAYMENTS GUARANTEED             Age of                  MONTHLY PAYMENTS GUARANTEED
Male                                                             Female
Payee                                                            Payee

           NONE          60       120      180       240                    NONE       60       120        180        240

  55       3.98         3.97      3.94     3.88      3.81          55       3.62      3.61      3.60       3.58        3.54
  56       4.05         4.04      4.01     3.95      3.86          56       3.68      3.67      3.66       3.64        3.59
  57       4.14         4.12      4.09     4.02      3.92          57       3.75      3.74      3.73       3.70        3.65
  58       4.22         4.21      4.17     4.09      3.99          58       3.82      3.81      3.79       3.76        3.71
  59       4.31         4.30      4.25     4.17      4.05          59       3.89      3.88      3.86       3.83        3.77
  60       4.41         4.39      4.34     4.25      4.11          60       3.97      3.96      3.94       3.90        3.83
  61       4.51         4.50      4.44     4.33      4.18          61       4.05      4.04      4.02       3.97        3.89
  62       4.62         4.60      4.54     4.42      4.25          62       4.14      4.13      4.10       4.05        3.96
  63       4.74         4.72      4.64     4.51      4.31          63       4.23      4.22      4.19       4.13        4.03
  64       4.86         4.84      4.75     4.60      4.38          64       4.33      4.32      4.28       4.21        4.10
  65       4.99         4.96      4.87     4.69      4.45          65       4.44      4.42      4.38       4.30        4.17
  66       5.14         5.10      4.99     4.79      4.51          66       4.55      4.53      4.48       4.39        4.24
  67       5.29         5.25      5.12     4.89      4.58          67       4.67      4.65      4.59       4.48        4.31
  68       5.45         5.40      5.25     4.99      4.64          68       4.79      4.77      4.70       4.58        4.39
  69       5.62         5.57      5.39     5.09      4.71          69       4.93      4.90      4.82       4.68        4.46
  70       5.81         5.74      5.54     5.20      4.77          70       5.07      5.04      4.95       4.78        4.53
  71       6.00         5.93      5.69     5.30      4.83          71       5.23      5.19      5.09       4.89        4.61
  72       6.21         6.12      5.85     5.41      4.88          72       5.39      5.35      5.23       5.00        4.68
  73       6.44         6.33      6.01     5.51      4.93          73       5.57      5.52      5.38       5.11        4.74
  74       6.68         6.55      6.17     5.61      4.98          74       5.76      5.71      5.53       5.23        4.81
  75       6.94         6.79      6.35     5.71      5.02          75       5.96      5.90      5.70       5.34        4.87
  76       7.21         7.03      6.52     5.80      5.06          76       6.19      6.11      5.87       5.46        4.93
  77       7.50         7.29      6.70     5.90      5.09          77       6.43      6.34      6.05       5.57        4.98
  78       7.82         7.57      6.88     5.98      5.12          78       6.69      6.58      6.24       5.68        5.03
  79       8.16         7.86      7.06     6.06      5.15          79       6.97      6.84      6.43       5.79        5.07
  80       8.52         8.16      7.24     6.14      5.17          80       7.28      7.12      6.63       5.90        5.11
  81       8.90         8.48      7.42     6.21      5.19          81       7.61      7.41      6.83       5.99        5.14
  82       9.32         8.81      7.59     6.27      5.21          82       7.97      7.73      7.03       6.09        5.17
  83       9.77         9.16      7.76     6.33      5.22          83       8.36      8.06      7.24       6.17        5.19
  84      10.24         9.52      7.93     6.38      5.24          84       8.78      8.42      7.44       6.24        5.21
  85      10.75         9.90      8.09     6.43      5.24          85       9.24      8.79      7.64       6.31        5.22



OPTION FOUR - JOINT AND 100% SURVIVOR ANNUITY


Age of                                           Age of Female Payee
Male
Payee       55              60              65              70               75              80           85
55         3.32            3.47            3.60            3.71             3.80            3.87         3.91
60         3.41            3.60            3.79            3.96             4.11            4.22         4.30
65         3.47            3.71            3.96            4.22             4.45            4.64         4.78
70         3.52            3.80            4.11            4.46             4.80            5.12         5.38
75         3.56            3.86            4.23            4.66             5.14            5.63         6.07
80         3.58            3.90            4.31            4.81             5.42            6.11         6.80
85         3.60            3.93            4.36            4.92             5.63            6.51         7.51


FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
MATURES AT THE INSURED'S ATTAINED AGE 100
NON-PARTICIPATING - NO ANNUAL DIVIDENDS

This policy is a legal contract between you and us.

READ YOUR POLICY CAREFULLY.

KEMPER INVESTORS LIFE INSURANCE COMPANY

A Stock Life Insurance Company
1 Kemper Drive, Long Grove, Illinois 60049-0001